EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NRG Energy Receives Nuclear Regulatory Commission Approval to Acquire Texas Genco

PRINCETON, NJ and HOUSTON – January 13, 2006 – NRG Energy, Inc. (NYSE: NRG) and Texas Genco LLC today announced that they have received the required approval from the Nuclear Regulatory Commission to transfer indirect ownership of the 44 percent interest in the South Texas Project Electric Generation Station. As a result of receiving this final required regulatory approval, both companies anticipate closing the transaction during the week of January 30, 2006.

This approval follows the November 10, 2005, Federal Trade Commission’s early termination of the antitrust waiting period under the Hart-Scott-Rodino Act and the December 28, 2005 approval from the Federal Energy Regulatory Commission.

NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily located in the Northeast, South Central and Western regions of the United States. Its operations include baseload, intermediate, peaking, and cogeneration facilities, thermal energy production and energy resource recovery facilities. NRG also has ownership interests in generating facilities in Australia and Germany.

Texas Genco is one of the largest wholesale electric power generating companies in the United States, providing safe, reliable and competitively priced electricity. The company seeks to lead the nation in operational excellence for independent power producers. Texas Genco owns approximately 11,000 MW of net operating generation capacity and sells power and related services in Texas’ largest power market, ERCOT.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include, but are not limited to statements regarding the expected timing of the closing of the acquisition, and can be identified by the use of words such as “will,” “would,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe,” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

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NRG Contacts:
Investor Relations:	Media Relations:
Nahla Azmy, 609.524.4526 Katy Sullivan, 609.524.4527	Meredith Moore, 609.524.4522 Jay Mandel, 609.524.4525

Texas Genco Contacts:

Investor Relations:	Media Relations:
Neil Yekell, 713.795.6084	Joe Householder, 713.301.0733